FOR IMMEDIATE RELEASE: Date Submitted: July 2, 2007 NASDAQ Symbol: FBMI	NEWS RELEASE Contacts: Thomas R. Sullivan President & Chief Executive Officer (989) 466-7347 Samuel G. Stone Executive Vice President & Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces the Closing of
the ICNB Financial Corporation Acquisition

Alma, MI, July 2, 2007, Firstbank Corporation (NASDAQ: FBMI), a Michigan bank holding company, today announced that it has completed its acquisition of ICNB Financial Corporation, a bank holding company, and its wholly-owned subsidiary bank. ICNB’s subsidiary bank, formerly known as Ionia County National Bank, converted from a national bank to a Michigan state-chartered bank effective July 1, 2007, with a new name Firstbank – West Michigan.

Firstbank – West Michigan will continue to operate as a separately chartered community bank, and Mr. James D. Fast continues as President and Chief Executive Officer of the bank.

Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, said, “We are pleased to have completed the regulatory and merger process on schedule, and we welcome all of ICNB’s shareholders, customers, and employees to the Firstbank family. We look forward to the smooth integration of our companies and hope to complete the conversion of all the core systems by the end of the third quarter of 2007.”

Based on Firstbank’s closing stock price on June 29, 2007, the transaction is valued at $36.4 million, representing a price of 160% of ICNB tangible equity at March 31, 2007, and a premium to core deposits of 9.1%. Firstbank Corporation, headquartered in Alma, Michigan, is now a seven bank financial services company with assets of $1.3 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and the expected closing date. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company’s operations, markets, products, services, interest rates, and/or fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.